UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  August 7, 2003

FLAG Telecom Group Limited

(Exact Name of Registrant as Specified in Charter)

Bermuda	000-29207	N/A
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Cedar House, 41 Cedar Avenue, Hamilton HM12, Bermuda

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code     1- (441) 296-0909

N/A

(Former name or former address, if changed since last report)

ITEM 5.                  Other Events and Required FD Disclosure

                          On August 7, 2003, FLAG Telecom Group Limited (the “Registrant”) and certain of its subsidiaries commenced an action for injunctive and declaratory relief (the “Action”) in the United States Bankruptcy Court for the Southern District of New York naming Kensington International Ltd. (“Kensington”), Springfield Associates, LLC (“Springfield”), Wilmington Trust Company, and The Bank of New York as defendants.  Kensington and Springfield allege to be the holders of a certain senior secured promissory note issued by FLAG Asia Limited, a subsidiary of the Registrant, in the principal face amount of $27,351,461, due September 30, 2005 (the “Note”).  The Registrant is a guarantor of the Note.  By letter dated August 4, 2003 and addressed to FLAG Asia Limited, Kensington and Springfield alleged that a default occurred arising from an alleged failure of a subsidiary of the Registrant to further perfect the interests in the collateral that secures the Note in Taiwan.  Further, the letter declared that the alleged default caused an acceleration of the indebtedness underlying the Note.  In the Action, the Registrant and certain of its subsidiaries seek a prompt entry of an order declaring that FLAG Asia Limited has not defaulted on the Note.  The Action further seeks to enjoin the defendants from accelerating the amounts owed on the Note, as well as certain other senior secured notes (the "Indenture Notes") issued under that certain Indenture, dated as of October 9, 2002 among the Company, certain subsidiaries of the Company that are guarantors thereto, and The Bank of New York, as trustee.  As previously announced, the Registrant intends to redeem the Indenture Notes on August 25, 2002 at a discount of $35.25 million plus accrued interest.

                          A copy of the Complaint filed to commence the Action is attached hereto as Exhibit 99.1.

ITEM 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

(c)                                                                                  Exhibits

Exhibit No.	Description
99.1	Complaint filed in the United States Bankruptcy Court for the Southern District of New York

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

FLAG TELECOM GROUP LIMITED
(Registrant)

Date: August 7, 2003	/s/ Kees van Ophem
	Name:	Kees van Ophem
	Title:	General Counsel

EXHIBIT INDEX

Exhibit No.	Description
99.1	Complaint filed in the United States Bankruptcy Court for the Southern District of New York